                                                                   Exhibit 10.20


                              EMPLOYMENT AGREEMENT



                  THIS AGREEMENT ("Agreement"), dated as of July 1, 1999, between 1-800-FLOWERS.COM, INC., a Delaware corporation (the "Company"), and CHRISTOPHER G. MCCANN (the "Executive")

                               W I T N E S S E T H

                  WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

                  1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

                  2. TERM. Subject to the provisions of Section 10 hereof, the period of the Executive's employment under this Agreement shall be from July 1, 1999 through June 30, 2004, as may be extended as hereinafter provided (the "Term"). As of June 30, 2000 and each subsequent June 30 (June 30, 2000 and each subsequent June 30 hereinafter called a "Renewal Date"), the Term shall be automatically extended by one additional year (i.e. to include a period of 60 months commencing on each Renewal Date) unless, at least 180 days prior to any such Renewal Date, the Company shall deliver to the Executive or the Executive shall deliver to the Company written notice that the Term will not be further extended.

                  3.       POSITION AND DUTIES.

                           (a) During the Term, the Executive shall serve as a
Senior Vice President of the Company and shall have such duties consistent with such office as from time to time may be prescribed by the Board of Directors of the Company (the "Board"). During the Term, the Executive and the Company agree that the Executive shall serve as a member of the Board and a member of the Board of Directors of any of the Affiliates (as such term is defined herein) of the Company and as a member of any committee or committees of the Board and the Board of Directors of any of the Affiliates of the Company, subject in each case to the Executive's election as such.

                           (b) During the Term, the Executive shall perform and
discharge the duties that may be assigned to him by the Board from time to time in accordance with this Agreement, and the Executive shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

                           (c) During the Term, the Executive shall perform such
duties on a full-time basis. Notwithstanding the foregoing, the Executive shall not be precluded from engaging in other outside business activities, provided that such activities do not materially interfere with the Executive's performance of his duties hereunder.

                  4.       COMPENSATION.

                           (a) For the Executive's services hereunder, the
Company shall pay the Executive a minimum annual salary (as the same shall be increased from time to time, the "Base Salary") of $250,000, payable in accordance with the customary payroll practices of the Company.

                           (b) The Base Salary shall be increased by 10% (or
such greater percentage as the Board may determine) on July 1, 2000 and each subsequent July 1 during the Term.

                  5.       BONUSES.

                           (a) BONUSES. During the Term, the Executive shall be
eligible to participate in the Management Incentive Plan of the Company or such other bonus arrangements as the Company may make available to its executive employees (individually and collectively, the "Bonus Arrangement"), in accordance with the terms and conditions of the Bonus Arrangement, as they may exist from time to time.

                  6. OTHER BENEFITS. During the Term, the Company shall provide the Executive with the following benefits:

                           (a) STOCK OPTION PLANS AND STOCK OPTIONS. The
Executive shall be eligible to participate in any stock option plans maintained by the Company, including, without limitation, the 1-800-FLOWERS.COM INC.1999 Stock Option Plan (the "Option Plan"), in accordance with the terms and conditions thereof, as applicable to other executive officers of the Company. Simultaneously with the consummation of the initial public offering of shares of Class A Common Stock of the Company, the Executive shall be granted non-qualified stock options under the Option Plan (the "Options") for the purchase of 200,000 shares of Class A Common Stock of the Company ("Common Stock") which options shall vest at the rate of twenty-five percent (25%) a year. The per share exercise price of the Options shall be the initial public offering price set forth for said shares of Class

A Common Stock in the final prospectus under the Company's Registration Statement on Form S-1, initially filed with the Securities Exchange Commission on May 21, 1999.

                           (b) MEDICAL AND HEALTH INSURANCE BENEFITS. The
Company shall, at its own expense, provide the Executive and his eligible dependents with the medical, health and dental insurance coverage generally provided by the Company to its other executive employees.

                           (c) SPLIT DOLLAR LIFE INSURANCE. The Company shall
pay on the Executive's behalf all premiums that become due during the Term that are required to maintain in effect a whole life insurance policy on the Executive's life with a face value of up to $1,000,000 (the "Split Dollar Policy"); provided, however, that the Executive executes an irrevocable collateral assignment and split dollar agreement in a form prescribed by the Company and acceptable to the Executive assigning to the Company the right to recover, following the earlier of the Executive's death or the Executive's cancellation of the Split Dollar Policy, from the cash value and any death proceeds of the Split Dollar Policy, any and all amounts paid by the Company with respect to the Split Dollar Policy and otherwise setting forth the terms and conditions of maintaining this split dollar life insurance program.

                           (d) DISABILITY AND ACCIDENT INSURANCE BENEFITS. The
Company shall provide the Executive with long term disability insurance (providing 100% Base Salary replacement coverage), business travel accident and accidental death and dismemberment insurance coverage.

                           (e) 401(k) PLAN. The Executive shall be entitled to
participate in the Company's 401(k) Plan in accordance with the terms and conditions of such plan.

                           (f) OTHER BENEFITS. The Company shall make available
to the Executive any and all other employee or fringe benefits (in accordance with their terms and conditions) which the Company may generally make available to its other executive employees.

                           (g) KEY-MAN LIFE INSURANCE. The Company may purchase
one or more "key man" insurance policies on the Executive's Life ("key man policies"), each of which will be payable to and owned by the Company. The Company, in its sole discretion, may select the amount and type of key man policies purchased, and the Executive will have no interest in any key man policies. The Executive agrees to reasonably cooperate with the Company in securing the key man policies, by submitting to all reasonably requested medical examinations, supplying all reasonably requested information and executing all documents in order for the Company to secure the key man policies.

                  7. TRANSPORTATION. During the Term, the Company shall reimburse the

Executive for expenses he incurs in connection with his acquisition and/or maintenance of two automobiles, such as automobile lease or loan payments, plus such amount(s) as may be required to reimburse the Executive for expenses such as registration, insurance, repairs, maintenance, license fees, parking, gasoline and oil incurred by the Executive incident to the use of such automobiles.

                  8. REIMBURSEMENT OF EXPENSES. During the Term, the Company shall pay or reimburse the Executive for all reasonable travel (at first class level), entertainment and other business expenses actually incurred or paid by the Executive in the performance of his duties hereunder upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of the Executive.

                  9. VACATIONS. The Executive shall be entitled to no less than four weeks of paid vacation during each full calendar year of the Term (and a pro rata portion thereof for any portion of the Term that is less than a full calendar year). Unused vacation may be carried over to successive years.

                  10. TERMINATION. The employment hereunder of the Executive may be terminated prior to the expiration of the Term in the manner described in this Section 10.

                           (a) TERMINATION BY THE COMPANY FOR GOOD CAUSE. The
Company shall have the right to terminate the employment of the Executive for Good Cause (as such term is defined herein) by written notice to the Executive specifying the particulars of the circumstances forming the basis for such Good Cause.

                           (b) TERMINATION UPON DEATH. The employment of the
Executive hereunder shall terminate immediately upon his death.

                           (c) VOLUNTARY RESIGNATION BY THE EXECUTIVE. The
Executive shall have the right to voluntarily resign his employment hereunder for other than Good Reason (as such term is defined herein) by written notice to the Company.

                           (d) TERMINATION BY THE COMPANY WITHOUT GOOD CAUSE.
The Company shall have the right to terminate the Executive's employment hereunder without Good Cause by written notice to the Executive.

                           (e) RESIGNATION BY THE EXECUTIVE FOR GOOD REASON. The
Executive shall have the right to terminate his employment for Good Reason by written notice to the Company specifying the particulars of the circumstances forming the basis for such Good Reason.

                           (f) TERMINATION DATE. The "Termination Date" is the
date as of
which the Executive's employment with the Company terminates. Any notice of termination given pursuant to the provisions of this Agreement shall specify the Termination Date.

                           (g) CERTAIN DEFINITIONS. For purposes of this
Agreement, the following terms shall have the following meanings:

                                    (i) "Person" means any individual,
corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court, government (or political subdivision or agency thereof) or other entity.

                                    (iii) "Change of Control" with respect to
the Company, means the occurrence of any of the following, other than in connection with the initial public offering of the Common Stock, (A) the acquisition directly or indirectly (in one or more related transactions) by any Person (other than the Executive), or two or more Persons (other than the Executive) acting as a group, of beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of outstanding capital stock of the Company which possess at least 30% of the total voting power of all such outstanding capital stock ("Voting Shares"); (B) the merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Shares of the Company immediately before the merger hold less than 50% of the Voting Shares of the surviving or resulting corporation; (C) the sale of all or substantially all of the assets of the Company; (D) the Company or any of its shareholders enters into any agreement providing for any of the foregoing and the transaction contemplated thereby is ultimately consummated; or (E) individuals who as of the date of this Agreement constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of a majority of the directors then still in office who were directors as of the date of this Agreement.

                                    (iiii) "Good Cause" shall exist if, and only
if, the Executive (A) willfully and repeatedly fails in any material respect to perform his obligations hereunder as provided herein, provided that such Good Cause shall not exist unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such material failure and such material failure shall not have been cured by the Executive within 30 days after such notice or, if impracticable of being cured within such 30 day period, such longer period as may reasonably be necessary to accomplish the cure; (B) has been convicted of a crime which constitutes a felony under applicable law or has entered a plea of guilty or nolo contendere with respect thereto; or (C) is unable, by reason of physical or mental illness, to perform his material duties and responsibilities under this Agreement for a period of 180 consecutive days or a period of in excess of 180 days (whether or not consecutive) during any calendar year during the Term or is determined by a court of competent jurisdiction either to be of unsound mind or otherwise is incapable of carrying out his duties and responsibilities as a Senior Vice President of the Company.

                                    (iv) "Good Reason" means the occurrence of
any of the following events:

                                            (A) the assignment to the Executive
of any duties inconsistent in any material respect with the Executive's then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action or actions by the Company which when taken as a whole results in a significant diminution in the Executive's position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company immediately after receipt of notice thereof given by the Executive;

                                            (B) a material breach by the Company
of one or more provisions of this Agreement, provided that such Good Reason shall not exist unless the Executive shall first have provided the Company with written notice specifying in reasonable detail the factors constituting such material breach and such material breach shall not have been cured by the Company within 30 days after such notice or, if impracticable of being cured within such 30 day period, such longer period as may reasonably be necessary to accomplish the cure;

                                            (C) the Company requiring the
Executive to be based at any location other than within 25 miles of the Company's current executive office location, except for requirements of temporary travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations existing immediately prior to the date of this Agreement;

                                            (D) any purported termination by the
Company of the Executive's employment otherwise than as expressly permitted by this Agreement; and

                                            (E) a Change of Control of the
Company, provided that the Termination Date occurs no later than one year following such Change of Control.

                                    (iv) "Affiliate" shall mean with respect to
any Person, any other Person, who directly or indirectly, is in control of, is controlled by or is under common control with, such Person. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of capital stock, by contract or otherwise.

                  11. OBLIGATIONS OF COMPANY ON TERMINATION. Notwithstanding anything in this Agreement to the contrary, the Company's obligations on termination of the Executive's employment shall be as described in this Section 11.

                           (a) OBLIGATIONS OF THE COMPANY IN THE CASE OF
TERMINATION WITHOUT GOOD CAUSE OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON. In the event that prior to the expiration of the Term, the Company terminates the Executive's employment pursuant to Section 10(d), or pursuant to Section 10(e), the Company shall provide the Executive with the following:

                                    (i) AMOUNT OF SEVERANCE PAYMENT. Within 10
days following the Termination Date, the Company shall pay the Executive a single lump sum cash payment (the "Severance Payment") equal to the sum of the following:

                                            (A) $500,000, plus the Base Salary
otherwise payable to the Executive for the then remaining duration of the Term; and

                                            (B) any Base Salary, Bonus
Arrangement bonuses, vacation and unreimbursed expenses accrued but unpaid as of the Termination Date.

                                    (ii) MEDICAL AND HEALTH INSURANCE. The
Company shall, at its sole expense, provide the Executive (and his dependents) with the highest level of coverage provided to any executive employee of the Company under (and in accordance with the terms and conditions of) the Company's medical and health insurance plans, as in effect from time to time, for the otherwise remaining duration of the Term; provided that to the extent such coverage may be unavailable under such medical and health insurance plans due to restrictions imposed by the insurer(s) under such plans, the Company shall provide equivalent coverage, if such coverage is available.

                                    (iii) SPLIT DOLLAR LIFE INSURANCE. For the
otherwise remaining duration of the Term, the Company shall continue to pay all premiums required to maintain the Split Dollar Policy as though the Executive's employment hereunder had not terminated.

                           (b) OBLIGATIONS OF THE COMPANY IN CASE OF TERMINATION
FOR DEATH, VOLUNTARY RESIGNATION OR GOOD CAUSE. Upon termination of the Executive's employment pursuant to Section 10(b), pursuant to Section 10(c) or pursuant to Section 10(a), the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, Bonus Arrangement bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

                  12.      RESTRICTIVE COVENANTS.

                           (a) NONCOMPETITION. In the event of the termination
of the Executive's employment pursuant to Section 10(c) or pursuant to Section 10(a), during the one-year period commencing on the Termination Date, the Executive shall not own, manage, control or participate in the ownership, management or control of, or be employed, consult to or engaged by or otherwise affiliated or associated with, whether as a sole proprietor, shareholder (except as a holder of not more than five percent of any class of the outstanding shares of a publicly held corporation), owner, partner, joint venturer, employee, agent, manager, salesman, consultant, advisor, independent contractor, officer, director, promoter or otherwise, whether or not for compensation, with respect to any corporation, partnership, proprietorship, firm, association or other business entity which is engaged primarily in the business of selling floral products which are the same or substantially similar to the floral products offered for sale by the Company and/or any Affiliate of the Company.

                           (b) CONFIDENTIAL INFORMATION. The Executive
recognizes and acknowledges that, in connection with his employment with the Company, he has had and will continue to have access to valuable trade secrets and confidential information of the Company and its Affiliates, including, but not limited to, management reports, customer, supplier and mailing lists, business methods and processes, advertising, marketing, promotional, pricing and financial information and data relating to officers, employees, agents and consultants (collectively, "CONFIDENTIAL INFORMATION") and that such Confidential Information is being made available to the Executive only in connection with the furtherance of his employment with the Company and/or its Affiliates. The Executive agrees that he will not at any time, directly or indirectly, use for any purpose, disclose or make available to any person any of such Confidential Information, except that disclosure of Confidential Information will be permitted: (i) to the Company an/or its Affiliates and the advisors of the Company and/or its Affiliates; (ii) if such Confidential Information has previously become available to the public through no fault of the Executive; (iii) if required by any court or governmental agency or body or is otherwise required by law; (iv) if necessary to establish or assert the rights of the Executive hereunder; (v) if expressly consented to in writing by the Company; or (vi) if necessary to carry on the Company's business in the ordinary course or to perform the Executive's duties hereunder.

                  13. SEVERABILITY. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each other provision hereof shall be enforceable and valid to the fullest extent permitted by law.

                  14. ARBITRATION. Any and all disputes, controversies or claims arising out of or relating to this agreement, or the enforcement or breach thereof, shall be settled by arbitration conducted in the County of Nassau, in the State of New York, and in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") and the Supplementary Procedures for Large, Complex Disputes; provided, however, that any dispute, controversy or claim with respect to Section 12, may not be submitted to arbitration and shall only be submitted to a court in accordance with Section 15. The arbitral tribunal shall consist of three arbitrators. The Company and the Executive shall each select and appoint one arbitrator within 30 days of initiation of the arbitration and those arbitrators shall jointly appoint a third arbitrator within 30 days of their selection and appointment. If the third arbitrator is not appointed as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules.

                  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in court in accordance with the provisions of Section 15 hereof.

                  15. CONSENT TO JURISDICTION. Subject to Section 14 hereof, the Company and the Executive irrevocably and voluntarily submit to personal jurisdiction in the State of New York and in the Federal and state courts in such state located in the Eastern District of New York in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of such action or proceeding may be heard and determined in any such court. The Company and the Executive further consent and agree that the parties hereto may be served with process in the same manner as a notice may be given under Section 19. The Company and the Executive agree that any action or proceeding instituted by one party against the other party with respect to this Agreement will be instituted exclusively in the state courts located in, and in the United States District Court for the Eastern District of New York. The Company and the Executive irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement in any such courts.

                  16.      SUCCESSORS AND ASSIGNS.

                           (a) This Agreement and all rights under this
Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent. All of the Executive's rights under the Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

                           (b) This Agreement shall inure to the benefit of and
be binding
upon the Company and its successors and assigns. Any Person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.

                  17. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws rules thereof.

                  18. NOTICES. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 18: (a) if to the Company, to 1-800-FLOWERS.COM, 1600 Stewart Avenue, Garden City, New York 11590, and (b) if to the Executive, to Christopher G. McCann, 37 Baldwin Road, Bayville, New York 11709.

                  19. WITHHOLDING. All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with applicable law and the Company's policies applicable to executive employees of the Company.

                  20. COMPLETE UNDERSTANDING. Except as expressly provided below, this Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company, and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

                  21.      MODIFICATION; WAIVER.

                           (a) This Agreement may be amended or waived if, and
only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.

                           (b) No failure or delay by any party in exercising
any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  22. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

                  23. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

               [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the day and year first above written.




                                            1-800 FLOWERS.COM, INC.




_________________________                   By:______________________________
Witness





                                            /s/ Christopher G. McCann
_________________________                   _________________________________
Witness                                     Christopher G. McCann